THIRD AMENDMENT TO

MUTUAL FUND SERVICES AGREEMENT

This Third Amendment to the Mutual Fund Services Agreement (“Amendment”) is entered into and effective as of August     , 2013 by and between Huntington Asset Services, Inc., formerly Unified Fund Services, Inc. (“HASI”), with its principal place of business at 2960 North Meridian Street, Suite 300, Indianapolis, IN 46208 (“Huntington”), and Unified Series Trust, an Ohio business trust (the “Trust”).

WHEREAS, the Trust entered into a Mutual Fund Services Agreement (the “Agreement”) with Unified Fund Services, Inc. dated as of April 20, 2005, which was amended on October 1, 2007 to add the “Compliance Support Program” and further amended on August 1, 2010 to reflect the service provider’s name change to Huntington; and

WHEREAS, the parties have determined that it is necessary and desirable to update certain exhibits to the Agreement to reflect mutual fund services required as a result of changes to applicable federal securities laws.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. Effective as of the date set forth above, Exhibits A, B, C, D, E and G to the Agreement are hereby replaced in their entirety with the Exhibits attached hereto.

2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Defined Terms. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

5. Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

HUNTINGTON ASSET SERVICES, INC.		UNIFIED SERIES TRUST

By:	/s/ Joseph Rezabek	By:	/s/ John C. Swhear
Name: Joseph Rezabek		Name: John C. Swhear
Title: President		Title: Interim President

EXHIBIT A

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Mutual Fund Services Agreement

Unified Series Trust

List of Funds

Appleseed Fund

Auer Growth Fund

Crawford Dividend Growth Fund

Crawford Dividend Opportunity Fund

Dean Mid Cap Value Fund

Dean Small Cap Value Fund

FCI Bond Fund

FCI Value Equity Fund

IMS Capital Value Fund

IMS Dividend Growth Fund

IMS Strategic Income Fund

Iron Strategic Income Fund

Martin Focused Value Fund

Roosevelt Multi-Cap Fund

Symons Small Cap Institutional Fund

Symons Value Institutional Fund

Toreador Core Fund

1492 Small Cap Growth Fund

This Schedule A shall be automatically updated to add any new Fund, as defined in Exhibit B, or delete any closed Fund, as of the effective date that such addition/closing is approved by Unified Series Trust’s Board of Trustees.

EXHIBIT B

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Mutual Fund Services Agreement

General Description of Fund Accounting Services

Huntington Asset Services, Inc. (“HASI”) shall provide the following accounting services to Unified Series Trust (the “Trust”) and to each series of the Trust (each a “Fund”):

1.	Maintain Fund records on a trade date + 1 (“T+1”) basis using security trade information communicated by the Fund’s investment adviser or sub-adviser.

2.	For each valuation date, obtain prices from a pricing source approved (or ratified) by the Board of Trustees (the “Board”) of the Trust and apply those prices to the portfolio positions.

3.	Account for dividends, interest and corporate actions received by a Fund.

4.	Transmit a copy of the portfolio valuation to the Fund’s investment adviser and sub-adviser daily.

5.	Reconcile cash of the Fund with the Fund’s custodian.

6.	Reconcile Fund portfolio holdings with the Fund’s custodian.

7.	Reconcile capital stock of the Fund with the Fund’s transfer agent.

8.	Prepare the Fund expense projections and establishment of daily accruals.

9.	Manage Fund invoice approval and bill payment process, including processing and recording payments for Fund expenses upon receipt of written authorization from a Fund’s adviser and/or the Board.

10.	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity on a timely basis.

11.	Determine net investment income for each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

12.	Maintain the books and records and accounting controls for the Fund’s assets.

13.	Determine the net asset value of each Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus and the Trust’s Good Faith Pricing Guidelines.

14.	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for each class of a Fund.

15.	Communicate the daily net asset value and per share distributions to each Fund’s investment adviser, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Trust.

16.	Produce transaction data, financial reports, and such other periodic and special reports as the Board, auditors or regulators may reasonably request.

17.	Maintain tax lot detail for each Fund’s investment portfolio.

18.	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment adviser.

19.	Provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in a Fund’s current prospectus.

20.	Assist the Trust’s independent public accountants or other professionals in the preparation and filing of the Trust’s Federal tax return on Form 1120-RIC along with all state and local tax returns where applicable. Assist in the preparation and filing of the Federal Excise Tax Return (Form 8613).

21.	Provide draft financials, reports, tax information and other items requested by the Trust’s independent accountants according to the timeline and schedule prepared by the accountants.

22.	Monitor and administer custodial, securities lending, and line of credit arrangements with the Trust’s custodians and depository banks.

23.	Provide assistance to the Board in reviewing fair market value of illiquid and restricted securities held by the Funds in accordance with the Trust’s Good Faith Pricing Guidelines; Review Fair Value Worksheets prepared by Fund advisers and/or sub-advisers at regular meetings of HASI’s Valuation Review Committee (“VRC”) and question advisers on outstanding or unclear issues; prepare minutes of VRC meetings and present Fair Value Worksheets and VRC minutes to CCO and Chairman of Trust’s Pricing Committee for review. Follow up as requested by Chairman from time to time on a particular fair value price.

24.	Provide assistance to the Trust in complying with HASI’s Derivatives Reference Guide and Asset Segregation Guidelines adopted by the Trust; provide daily marked-to-market amounts that each Fund is required to segregate to cover its derivative transactions and contact Fund’s adviser to determine liquid assets to be segregated and segregate (or mark as restricted on the Fund’s books and records) sufficient liquid assets as required under the Guidelines.

EXHIBIT C

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Mutual Fund Services Agreement

General Description of Fund Administration Services

I. Fund Administration Services. The following is a general description of the administrative services HASI shall provide or make available to each Fund:

1.	Prepare or provide the financial, tax and other reports listed below to the Board, and the Board’s Audit and Pricing Committees, and include the reports in Board materials provided to the Trustees in advance of each quarterly Board meeting:

(a)	Performance Report and Morningstar Report

(b)	Description of NAV Errors

(c)	Report of SEC filings, due date and date filed

(d)	Dividends, Spillback and Other Distributions

(e)	Broker Commission Report and Affiliated Broker Transaction Reports

(f)	Reports of 12b-1 and Administrative Fee Payments

(g)	Multiple Class Expense Reports

(h)	Anti-Money Laundering (AML)/Customer Identification Program (CIP) Report

(i)	Quarterly Certification of Administrative Compliance Reviews

(j)	Market Timing Certification

(k)	Fair Valued Securities Report

(l)	Report on Sale Prices of Fair Valued Securities

(m)	Derivatives Dashboard and CFTC Rule 4.5 Compliance Review

(n)	Responses to SAS-61 Comments

(o)	Reports on Adviser Receivables

(p)	Reports on Securities Lending and Borrowing by any Fund

(q)	Other Reports Reasonably Requested by the Board or the Trust’s Chief Compliance Officer (“CCO”) from time to time and agreed to by HASI.

2.	Compile data for and prepare, with respect to the Funds, timely notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR .

3.	Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b1-5 under the 1940 Act and Form N-PX required pursuant to Rule 30b1-4 under the 1940 Act.

4.	Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants. Provide draft Reports in advance of filing to the Audit Committee and to independent legal counsel to the Independent Trustees for their review and incorporate comments received prior to filing Reports.

5.	Provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefore) and any amendments thereto, subject to the review of Trust counsel, including Fund yield, total return, expense ratios and turnover rate.

6.	Estimate organizational costs and expenses and monitor against actual disbursements for new Funds or classes of Funds.

7.	Coordinate the printing and mailing to shareholders of each Fund’s Semi-Annual and Annual Reports to Shareholders and Prospectus (and Statement of Additional Information, as requested by shareholders).

8.	Coordinate the preparation and filing of all required SEC filings for the Funds.

9.	Prepare (for execution by Trust management) and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and, upon request by the Board, the Trust’s independent accountants.

10.	Compile exhibits and disclosures for Form N-CSR, in compliance with the Sarbanes-Oxley Act.

11.	Coordinate annual audit of each Fund, respond to communications with auditors and prepare and collect data requested by independent accountants.

12.	Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from a Fund’s assets on proper authorization from the Trust.

13.	Provide financial information for each Fund’s proxy statement, shareholder reports, Prospectuses and statements of additional information.

14.	Coordinate reporting to outside agencies including Morningstar, Lipper, etc.

15.	Oversee the performance of administrative and professional services rendered to the Trust by other service providers, including the Trust’s investment advisers, distributor, custodians, transfer agent and Fund accountants, and maintain executed copies of all contracts between the Trust and such service providers.

16.	Provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

II.	Fund Compliance

1.	Develop a Compliance Program consistent with Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Investment Advisers Act of 1940, providing support to the Chief Compliance Officer(s) (“CCOs”) of the Trust and each Fund’s investment adviser(s) and sub-adviser(s). HASI will provide quarterly certifications of compliance with the policies and procedures performed on behalf of the Trust. Certifications include, but are not limited to, Rule 38a-1, anti-money laundering, red flags or identity theft, quarterly portfolio compliance, market timing and late trading.

2.	Provide Sarbanes-Oxley certifying officers for the Trust.

3.	On an annual basis during the term of this Agreement, HASI will provide to the Trust’s CCO a written compliance report outlining the review and analysis of HASI’s compliance program and material changes to its policies and procedures.

4.	Implement appropriate procedures to monitor each Fund’s compliance on a post-trade basis with requirements set forth in the 1940 Act and in the Fund’s prospectus and Statement of Additional Information, including those relating to investment policies and restrictions, diversification, concentration limitations, investments in other investment companies, fund name rule, leverage and senior securities, liquidity requirements, and investments in firms with significant (i.e., representing more than 15% of gross revenues) “securities-related activities.”

5.	Monitor quarterly each Fund’s post-trade compliance with the requirements of Section 851 of the Code for qualification as a RIC (i.e., 90% Income, and Diversification Tests), and provide results immediately to Trust’s CCO and quarterly to the Audit Committee if any Fund is in jeopardy of not qualifying.

6.	Monitor compliance with the code of ethics requirements under Rule 17j-1 of the 1940 Act for the disinterested Trustee(s).

7.	Report promptly to the Trust’s CCO and Trust counsel in the event that HASI discovers, or reasonably should have discovered, that a Fund adviser or sub-adviser has failed to comply with a Board directive such as fair valuation of illiquid securities, engaging in repos with approved counterparties, Rule 17a-7, and Rule 12d-3 procedures and Board mandated prohibition on purchasing illiquid or restricted securities.

III.	Regulatory Affairs and Corporate Governance

1.	Obtain Tax Identification Number (“TIN”), CUSIP number and NASDAQ symbol for new Funds or classes of Funds.

2.	Coordinate Fund name changes, liquidations or mergers with the CUSIP Bureau and NASDAQ, when applicable.

3.	Collect data and provide to the Adviser/Trust for regulatory inquiries and examinations.

4.	Prepare, coordinate and file with the SEC the registration statements for the Trust, including any prospectus, Statement of Additional Information, and all amendments and supplements thereto, and will submit drafts for review in advance by Trust counsel and the applicable Fund’s adviser.

5.	Prepare and maintain the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws, and minutes of Board, shareholder and Committee meetings.

6.	Prepare and file proxy statements, submit drafts for review in advance by Trust counsel and the applicable Fund’s adviser, coordinate proxy solicitation process with designated proxy vendors, file proxy materials, administer shareholder meetings, prepare minutes of such meetings and closing documents for reorganizations, subject to review by Trust counsel.

7.	Coordinate the layout and printing of prospectuses and other publicly disseminated reports.

8.	Prepare, coordinate and disseminate materials for all Board and Committee meetings, including minutes, agenda, Board books, either electronic or otherwise, resolutions and supplemental materials.

9.	Coordinate and disseminate Board written consents; monitor and record the receipt of Trustee votes; communicate results to the appropriate parties.

10.	The Trust’s President and CFO will meet regularly as required by the Trust’s Disclosure Controls Procedures.

11.	Maintain Board compliance calendar; ensure the appropriate Trust, advisory and service provider agreement renewals are presented to the Board timely.

12.	Coordinate the 15(c) investment management agreement renewal process, including requesting and compiling documents from advisers and sub-advisers, and providing peer group comparison reports on performance, advisory fees and total expense ratios.

13.	Manage production schedules for Board meetings and regulatory filings.

14.	Maintain Board meeting Open Item Lists; coordinate status report meetings and track completion status.

15.	Update and disseminate list of authorized signers to the appropriate service providers.

16.	HASI’s legal counsel will review agreements to be executed by Trust management and negotiate prohibition on cross-series liability in each agreement; and coordinate execution and retention of Trust agreements as approved or ratified by the Board of Trustees.

17.	Administratively assist in obtaining the Trust’s Fidelity Bond and Directors & Officers/Errors & Omissions insurance coverage and monitor such coverages in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act, respectively; provide the Board with the insurance company’s annual proposal; and file the Fidelity Bond with the SEC, including amendments thereto.

18.	Prepare and file all state notifications of intent to sell the Funds’ securities including annual renewals, adding new Funds, preparing and filing sales reports, filing copies of the registration statement and final prospectuses and statements of additional information, and increasing registered amounts of securities in individual states.

19.	Prepare and coordinate mailing of Board materials for all meetings of Board and each of its Committees at least ten calendar days prior to quarterly Board meetings, including preparing meeting agendas, reports, and resolutions, and submit to Trust counsel, independent legal counsel to Independent Trustees, and Trust officers for review and comment in advance of mailing.

20.	Attend meetings of the Board and each of its Committees, draft minutes thereof and list of open items outstanding after each meeting. Submit draft minutes within four weeks to legal counsel, and draft Open Items List within one week after receipt of legal counsels’ notes from Board meetings.

21.	Coordinate and administratively assist in any examination of the Trust (or a series of the Trust) by the SEC staff or any other regulatory body with authority over such parties and provide information requested by regulators promptly as of date established by the regulator.

22.	Coordinate and administratively assist the Trust’s independent public accountants in their annual examination of the financial statements of the Trust’s series; and provide financial workpapers, supporting documents and account data or information requested by accountants in a timely manner according to timetables agreed upon between HASI and the accountants

IV.	General Administration

1.	For new Funds, obtain Employer Identification Number and CUSIP numbers. Prepare estimate of organizational costs and expenses and monitor against actual disbursements. Require new Fund’s adviser to establish escrow account to pay for organizational costs if required by Trust policy.

2.	Coordinate all communications and data collection with regard to any SEC or other regulatory examinations and annual audits by independent accountants.

3.	On at least a monthly basis, establish, monitor and revise as necessary expense budgets and accruals.

4.	Calculate monthly SEC standardized total return performance figures.

5.	Whenever, in the course of performing duties under this Agreement, HASI determines or becomes aware that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, HASI shall promptly notify the Trust’s CCO and Trust counsel of such violation.

V.	Service Level Agreement

HASI agrees to meet the following Performance Measurements. HASI will ensure that it has in place appropriately trained personnel to perform the necessary functions associated with meeting the Performance Measurements. If the Performance Measurements are not met, HASI agrees to reimburse the Trust for reasonable legal and/or audit costs incurred in meeting the Performance Measurements or for any taxes, penalties and/or fines levied against a Fund as a result of HASI’s failure to meet the Performance Measurements. In the event that the Trust is subject to an examination, inquiry or administrative action by the SEC staff or other regulator or, if the Trust becomes the subject of any complaint, lawsuit or subpoena by any regulator, Fund shareholder or other party as a result of HASI’s failure to meet a Performance Measurement (collectively, “Legal Action”), HASI shall be responsible for paying the cost or expenses arising out of the Legal Action, including expenses of legal counsels or auditors in responding to SEC requests for information; standard fees related to meetings of the Board of Trustees; insurance costs; and any other expenses reasonably incurred in order to respond to or comply with any Legal Action.

Notice of intention to invoke the benefit of this clause must be received by HASI in writing within 30 days after notification of the Trust’s Board of Trustees of HASI’s failure to meet a Performance Measurement. After sufficient information has been provided to the Board of Trustees to allow the Board to make a decision, the Board will review the resources available to correct the issue and the cost of correcting the issue, and then make a determination in its good faith discretion of the amount of reimbursement owed to the Trust by HASI to remedy HASI’s failure to meet a Performance Measurement, or costs or expenses incurred in order to respond to or comply with any Legal Action involving the Trust, subject to review and acceptance by HASI.

PERFORMANCE MEASUREMENTS

1.	Manage the preparation for Board meetings by coordinating Board book preparation, production and delivery of Board books to Trustees (with delivery to be at least 10 calendar days in advance of each Board Meeting).

2.	Subject to review and approval by the Trust and its legal counsels, prepare Board minutes and submit to the Trustees no later than four weeks after the meeting date.

3.	Prepare the relevant reports and other sections of the Board materials required to be prepared by HASI and/or requested by the Board and agreed to by HASI, including specific reports relating to any Fund’s securities lending, borrowing, derivative transactions or illiquid and/or restricted positions; gather and coordinate 15(c) materials related to annual contract renewals and approval of Rule 12b-1 Plans and related matters for and as directed by the trustees or the Trust’s legal counsels and agreed to by HASI. Such reports and materials shall be included in the Board materials and delivered at least 10 calendar days in advance of each Board Meeting.

4.	Provide the Trust’s President, CFO and Secretary to attend in person each quarterly Board meeting;

5.	No later than one week after receipt of legal counsels’ meeting notes from each quarterly Board meeting, prepare and provide to the Trustees, CCO and the Trust’s legal counsels a summary list of open items that the Trustees requested be addressed at the Board meeting, along with the identity of the party responsible for addressing each item and the current status of the item.

6.	Prepare and provide to counsel to the Trust (at least three weeks in advance of the filing date) the annual update to each Fund’s Prospectus and SAI that is substantially complete and that contains annual updated and accurate financial highlights, fee table and performance returns, in the form required by SEC Form N-1A; prepare supplements to a Fund’s Prospectus and SAI as required from time to time; promptly respond to questions and concerns raised by Trust legal counsel upon its review, and file the foregoing with the SEC in a timely manner.

7.	Within one week of security purchase in new or non-traditional[1] securities position, assist the Trust in developing portfolio compliance procedures for each Fund, and provide periodic compliance monitoring services, incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund’s investment objective, defined investment policies, and restrictions, tax diversification and other IRS rules and regulations, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports and notify appropriate Trust officers and Adviser of mark-to-market or asset segregation issues arising under HASI’s Derivatives Reference Guide and Asset Segregation Guidelines. HASI will also provide the Board and the CCO with quarterly results of compliance reviews.

8.	Monitor, at least monthly, the Funds’ portfolio investments for compliance with IRS rules and regulations, including but not limited to, the diversification and income requirements of Subchapter M of the Internal Revenue Code.

9.	Calculate and coordinate distribution of dividends to shareholders of ordinary income and capital gain net income as required under the Internal Revenue Code to avoid excise tax on the undistributed amounts.

10.	For each Fund that invests in commodity interests, review Fund’s portfolio monthly for Compliance with CFTC Rule 4.5 de minimis exemptions and immediately notify the Trust’s CCO and legal counsels in the event that such exemption is no longer available.

[1]	Non-traditional security positions include partnerships (whether or not publicly traded), business development companies, grantor trusts, swaps, commodity interests, commodity-based derivatives or structured notes, derivatives of any type, and passive foreign investment companies.

11.	Review Fair Value Worksheets prepared by advisers (and sub-advisers) to the Trust; determine whether the methodology used by the applicable adviser is reasonable and complies with the Trust’s Good Faith Pricing Guidelines; promptly alert the Trust’s Chief Compliance Officer and legal counsel to the Trust if an adviser fails to timely submit a required Fair Value Worksheet or if a Fair Value Worksheet does not comply with the Trust’s Good Faith Pricing Guidelines or the methodology used to complete such Fair Value Worksheet is unreasonable; promptly respond to any issues raised by auditors, the Chair of the Pricing Committee, the Trust’s Chief Compliance Officer or legal counsel to the Trust or to the Independent Trustees.

EXHIBIT D

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Mutual Fund Services Agreement

General Description of Transfer Agency Services

The following is a general description of the transfer agency services HASI shall provide or make available to the Trust:

I.	General Description

HASI shall provide the following transfer agency services to the Trust and/or to each of the Funds:

1.	HASI will provide a recordkeeping system that supports deduction and payment of front-end load, back-end load (CDSC), no-load and redemption fees.

2.	HASI will provide asset allocation functionality including rebalancing of shareholder accounts.

3.	HASI will establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions.

4.	HASI will process shareholder transactions (purchase, redemption and exchange orders), received in good form and in accordance with a Fund’s prospectus.

5.	HASI will process transfers of shares, received in good form, in accordance with shareholder instructions.

6.	HASI will execute transactions directly with broker-dealers, investment advisers and other institutions acting on behalf of investors as authorized by the Trust’s distributors.

7.	HASI will calculate amounts due under 12b-1 and/or administrative service plans and provide reports to the Board.

8.	HASI will issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

9.	HASI will issue monthly, quarterly or annual statements as agreed upon with the Trust.

10.	HASI will file IRS forms 1099, 5498, W-2P and 1042-S with shareholders and/or the IRS, and file IRS forms 1042 and 945 with the IRS. The 1042 and 945 filings are made by HASI on behalf of the Trust only if HASI has the authority and means to access the Trust’s or a Fund’s bank accounts to facilitate the required payments to the IRS.

11.	HASI will perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”).

12.	HASI will record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and the number of shares issued and outstanding.

13.	HASI will process and transmit payments for dividends and distributions declared by the Trust for each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

14.	HASI will provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

15.	HASI will provide required CIP services.

16.	HASI will prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of each Fund so as to enable each Fund to make a continuous offering of its shares in all states. HASI will monitor the status and maintain the appropriate registrations or qualifications for each Fund in each state, and provide updates to the Board and CCO regarding material developments in state securities regulation.

17.	HASI will answer correspondence from shareholders, broker-dealers, and others relating to the Funds and such other correspondence as may from time to time be mutually agreed upon.

18.	HASI will establish procedures and controls designed to mitigate risk to the Trust which are compliant with applicable SEC regulations. HASI reserves the right to implement policies not governed by SEC regulation or a Fund’s prospectus, subject to prior approval by the Board.

19.	HASI will provide automated market timing monitoring and analysis, as well as data collection pursuant to Rule 22c-2 under the 1940 Act. This support includes system set up, monitoring, violations reporting to the CCOs, interfacing with third party intermediaries, and account restriction for market timing policy violations.

20.

HASI will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. Trust management will advise in advance of the declaration of any dividend or distribution by a Fund and the record and payable date thereof. HASI will, on or before the payment date of any such dividend or distribution, notify a Fund’s custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, a Trust officer will instruct a

Fund’s custodian to make available to HASI sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account. A shareholder will receive a confirmation from HASI indicating the number of shares credited to his/her account.

II.	HASI Anti-Money Laundering (“AML”) and Identity Theft Red Flags Programs

The following is a general description of the HASI AML and Red Flags Program services HASI shall provide to the Trust:

1.	Customer Identification Program. HASI will verify shareholder identity upon opening new accounts, consistent with the HASI AML Program, and perform such other checks and verifications as are specified in HASI’s Customer Identification Program (which is a component of the HASI AML Program).

2.	Purchase Transactions. HASI will reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the HASI AML Program, subject to the provisions of any additional agreement between the Fund and HASI regarding special liability checks and other remittances.

3.	Monitoring and Reporting. HASI will monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the HASI AML Program.

4.	Frozen Accounts. HASI will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the HASI AML Program.

5.	Maintenance of Records. HASI will maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the HASI AML Program, and make the same available for inspection by (1) the Trust’s CCO, (2) the Trust’s accountants, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the HASI AML Program.

6.	Other Services. HASI will apply all other policies and procedures of the HASI AML Program to the Trust and each Fund.

7.

Maintenance of the HASI AML Program. HASI will maintain and modify the HASI AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the applicable AML laws. Upon request by the Trust, HASI shall make available its compliance personnel to the Trust and the Trust’s legal counsels to discuss amendments to the HASI AML Program that the Trust or its legal counsels believe are necessary to keep such program in compliance with applicable AML laws. Changes to HASI’s AML Program or special procedures may be implemented, at HASI’s sole discretion, for an additional fee to be agreed upon.

8.	Annual Certification. On an annual basis during the term of this Agreement, HASI will certify to the Trust’s Board that it has implemented the HASI AML Program and that it will continue to perform the specific requirements of the HASI AML Program on behalf of each Fund in accordance with the terms of this Agreement.

9.	Annual Independent Audit. On an annual basis during the term of this Agreement, HASI will certify to the Board that it has engaged an independent expert to audit the HASI AML Program consistent with Patriot Act requirements, and that management has responded to and addressed each issue raised during the audit. HASI will provide a copy of the audit and management’s response to the Trust’s CCO upon request.

The Board shall direct the Trust’s officers, the adviser to each Fund, the Trust’s distributors, legal counsels, independent accountants, and custodians for the Funds to cooperate with HASI and to provide to HASI, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable HASI to perform its duties.

EXHIBIT E

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Mutual Fund Services Agreement

General Description of the HASI Compliance Support Program

The following is a general description of the HASI Compliance Support Program. During the term of this Agreement, HASI shall provide to the Trust the following services:

1.	HASI has developed and implemented, and will continue to maintain, its Compliance Program, which is reasonably designed to ensure compliance by the Trust and each Fund with applicable federal securities laws, in accordance with Rule 38a-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended, each to the extent applicable to HASI as a service provider to the Trust.

2.	HASI will engage an independent public accounting firm to conduct a SSAE 16 review and to prepare a written report. HASI will provide the written SSAE 16 Report to the Trust’s Board of Trustees and Chief Compliance Officer (“CCO”) on an annual basis during the term of this Agreement.

3.	HASI will provide documents and information requested by the Trust’s CCO and by CCOs of the Funds’ advisers. HASI will provide information and support to these CCOs to assist them in resolving compliance issues regarding the Trust and its Funds that may arise from time to time and will respond to compliance-related questions promptly.

4.	HASI will provide quarterly certifications to the Trust that it has complied with its compliance policies and procedures performed in respect of the Funds. On an annual basis during the term of this Agreement, HASI will certify to the Board of Trustees that it has implemented, monitored, and reported all pertinent information to an appropriate officer of the Trust and that it will continue to perform the specific requirements of HASI’s Compliance Support Program in accordance with the terms of this Agreement.

5.	HASI will provide qualified, experienced employees to serve as officers of the Trust who will execute certifications on behalf of the Trust as required by the Investment Company Act and the Sarbanes-Oxley Act of 2002.

6.	HASI will provide automated market timing monitoring and analysis, as well as data collection, which is reasonably designed to ensure that the Trust and the Funds comply with Rule 22c-2 under the Investment Company Act. This support includes system set up; ongoing monitoring; reporting of any suspected market timing activity to the Trust’s CCO and to the CCO of the adviser to the applicable Fund; interfacing with, and requesting information from, third party financial intermediaries; and restricting accounts to the extent necessary to prevent potential market timing activities.

7.	HASI will provide automated post-trade compliance monitoring to ensure that each Fund has complied with federal securities laws (including monitoring compliance with CFTC Regulation 4.5 related to commodity pool operator exemptions), and the Fund’s investment policies, restrictions and limitations as outlined in its most recent Prospectus and Statement of Additional Information, including those related to diversification, concentration limitations, investments in other investment companies, fund name rule (Rule 35d-1), leverage and senior securities, liquidity requirements, and investments in firms with significant (i.e., representing more than 15% of gross revenues) “securities-related activities.” This support includes system set up; ongoing monitoring; and prompt reporting of any suspected violation to the Trust’s CCO, Trust counsel, and to the CCO of the adviser to the applicable Fund.